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                                  EXHIBIT 10.16
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of October 16, 2003 (the "Commencement Date") by and between Lance Fors ("Employee") and Third Wave Technologies, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Company has employed Employee without a written employment agreement, and they now wish to have the benefit of a written agreement that sets forth their understandings concerning Employee's employment;

      NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, the parties agree as follows:

      1. Employment. The Company hereby agrees to employ Employee as its Chairman and Chief Executive Officer, and Employee hereby agrees to serve the Company in such positions, all subject to the terms and provisions of this Agreement. Employee agrees (a) to devote his full-time professional efforts, attention and energies to the business of the Company, and (b) to perform such reasonable responsibilities and duties customarily attendant to the positions of Chairman and CEO. At all times during the employment term under this Agreement, Employee shall be nominated by the Company as a member of the Board of Directors.

      Nothing in this Agreement will prevent Employee from engaging in additional activities in connection with (i) serving on corporate, civic and charitable boards and committees, (ii) delivering lectures and fulfilling speaking engagements, and (iii) managing personal investments; provided, however, that such activities do not interfere with and are consistent with the performance of Employee's responsibilities hereunder. For clarity it is hereby acknowledged and agreed that Employee currently serves and may continue to serve on the Boards of the Madison Repertory Theatre and Lance Construction Supplies.

      2. Term of Employment. Subject to an earlier termination as provided in
Section 6, Employee shall be employed hereunder for an original term of three years from the Commencement Date. The Agreement shall automatically expire at the conclusion of the three year period unless the Company and Employee agree in writing at least six months prior to the expiration of the term to renew the Agreement for an extended term of one year. The parties may thereafter extend the Agreement for additional one year terms by agreeing in writing to such extensions at least six months prior to the expiration of each successive term.

      3. Compensation.

            3.1 Base Salary. Employee's annual base salary on the Commencement Date is $400,000, payable in accordance with the normal payroll practices of the Company ("Base Salary"). Employee's Base Salary will be subject to annual review by the Compensation Committee and the Board of Directors of the Company. During the Employment Term, on each

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anniversary date of this Agreement, the Company shall review the Base Salary amount to determine any increases; provided however, in no event shall the Base Salary be less than the Base Salary amount for the immediately preceding 12-month period other than as permitted in Section 6.1(d) hereunder.

            3.2 Bonus Compensation. Employee shall be eligible to receive an annual cash bonus as determined by the Board of Directors each year, based upon the recommendation of the Company's Compensation Committee. Any such bonus will be based upon the compensation principles of the Company then in effect.

            3.3 Equity Incentives. The Board of Directors, upon the recommendation of the Compensation Committee, may grant Employee from time to time options to purchase shares of the Company's common stock, both as a reward for past individual and corporate performance, and as an incentive for future performance. Such options, if awarded, will be pursuant to the Company's then current stock option plan. Such options will provide an exercise price not less than the fair market value of such stock on the date of the grant, and may provide for vesting over a period of time at the discretion of the Board. In the event Employee's employment is terminated by the Company without Cause pursuant to Section 6.2(c) or by notice of non-renewal pursuant to Section 6.2(d), any portion of any stock options previously granted to Employee that is vested as of Employee's last date of employment shall be exercisable until the expiration date of each such respective option. Employee understands and agrees that any such extended exercise period shall convert any incentive stock option into a non-qualified stock option.

      4. Benefits.

            4.1 General Benefits. Employee will be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement, and other benefit programs that are generally provided to employees of the Company similarly situated, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

            4.2 Paid Time Off (PTO). The Company will provide Employee with 30 days of paid PTO each year Employee is employed by the Company, in accordance with Company policy. The foregoing PTO days shall be in addition to standard paid holiday days for employees of the Company. Employee shall be credited for any unused PTO not used during such year.

            4.3 Indemnification/Liability Insurance.

                  (a) Indemnification. To the fullest extent permitted by applicable law and as provided for in the Company's articles of incorporation and bylaws in effect as of the Commencement Date, the Company will during and after termination of employment, indemnify Employee (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Employee in connection with the defense of any lawsuit or other claim or investigation to which Employee is


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made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or a fiduciary of any of their benefit plans.

                  (b) Liability Insurance. In addition, both during and after termination of employment, Employee will be covered under a directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its subsidiaries under and pursuant to a policy maintained by the Company in an amount not less than $5 million in coverage (on at least the same basis as other senior executive officers of the Company). The obligation to continue coverage shall expire seven years after the termination of Employee's employment for any reason.

      5. Business Expenses. Upon submission of a satisfactory accounting by Employee, consistent with current policies of the Company, the Company will reimburse Employee for any out-of-pocket expenses reasonably incurred by Employee in the furtherance of the business of the Company. In addition, during Employee's employment hereunder, the Company shall reimburse Employee (i) for all travel expenses incurred by Employee in connection with commuting between Employee's residence in California and the Company, (ii) for all travel expenses of Employee's spouse when accompanying Employee between Employee's residence in California and the Company or on select business trips, and (iii) all housing expenses in Wisconsin, up to a collective cap on items (i) through (iii) above of thirty-five thousand dollars ($35,000.00) per year.

      6. Termination. Employee's employment under this Agreement may be terminated as set forth in this Section.

            6.1 By Employee.

                  (a) Without Good Reason. Employee may terminate his employment pursuant to this Agreement at any time without Good Reason (as defined below) with at least ten (10) business days written notice (the "Employee Notice Period") to the Company. Upon termination by Employee under this section, the Company may, in its sole discretion and at any time during the Employee Notice Period, suspend Employee's duties for the remainder of the Employee Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Employee Notice Period. Employee shall not take any vacations during the Employee Notice Period without the prior consent of the Company.

                  (b) Intentionally Omitted.

                  (c) With Good Reason. Employee may terminate his employment pursuant to this Agreement with Good Reason (as defined below) at any time within thirty days after the occurrence of an event constituting Good Reason.


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                  (d) Good Reason. "Good Reason" shall mean any of the
following: (i) Employee's Base Salary is reduced in a manner that is not applied proportionately to other senior executive officers of the Company, provided any such reduction shall not exceed thirty percent (30%) of Employee's then current Base Salary and provided such reduction is not in effect for more than 180 days in duration; (ii) Employee's duties, authority or responsibilities are materially reduced or are inconsistent with the scope of authority, duties and responsibilities of Employee's position; (iii) Employee is assigned duties materially inconsistent with duties of a chief executive officer of similarly situated companies; or (iv) the occurrence of a material breach by the Company of any of its obligations to Employee under this Agreement.

            6.2. By the Company.

                  (a) With Cause. The Company may terminate Employee's employment pursuant to this Agreement for Cause, as defined below, immediately upon written notice to Employee.

                  (b) Cause. "Cause" shall mean any of the following: (i) any conviction of the Employee of (A) a felony, or (B) a misdemeanor involving moral turpitude, fraud, theft, embezzlement, misappropriation or conversion; (ii) the willful and continued failure of Employee to perform substantially his duties for the Company, which failure remains uncured thirty (30) days after written notice from the Company to the Employee of the failure; (iii) theft or fraud by Employee; (iv) the violation of any state or federal securities laws; (v) any material misconduct by the Employee relating to or involving the Company or his duties thereto; or (vi) any material breach by the Employee of this Agreement or any of the Agreements referenced in Section 6.4 hereof.

                  (c) Without Cause. Subject to Section 7.1, the Company may terminate Employee's employment pursuant to this Agreement without Cause upon at least thirty days written notice ("Company Notice Period") to Employee. Upon any termination by the Company under this Section 6.2(c), the Company may, in its sole discretion and at any time during the Company Notice Period, suspend Employee's duties for the remainder of the Company Notice Period, as long as the Company continues to pay compensation to Employee, including benefits, throughout the Company Notice Period. Employee shall not take any vacations during the Company Notice Period without the prior consent of the Company.

                  (d) Notice of Non-Renewal. Subject to Section 7.1, the Company may, pursuant to Section 2 hereof, elect not to renew Employee's term of employment hereunder, by providing written notice of such election to Employee at least six months prior to the expiration of the term. If such notice is provided, the term and Employee's employment shall expire at the conclusion of the applicable term. Upon any notice of non-renewal by the Company under this
Section 6.2(d), the Company may, in its sole discretion and for any or all of the six-month notice period, suspend Employee's duties, as long as the Company continues to pay compensation to Employee, including benefits, throughout such period. Employee shall not take any vacations during such notice period without the prior consent of the Company.


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            6.3 Death or Disability. Notwithstanding Section 2, in the event of the death or Disability (defined herein) of Employee during the term of this Agreement, Employee's employment and this Agreement shall immediately and automatically terminate and the Company shall pay Employee (or in the case of death, Employee's designated beneficiary) Base Salary up to the date of termination, accrued PTO and accrued but unpaid bonuses. Neither Employee, his beneficiary nor estate shall be entitled to the severance benefits set forth in
Section 7 if terminated pursuant to this section. "Disability" shall mean any physical incapacity or mental incompetence as a result of which Employee is unable to perform the essential functions of his job for an aggregate of more than 90 days during any twelve-month period. Employee acknowledges and agrees that given the nature of Employee's position with the Company it would cause the Company to suffer an undue hardship if required to accommodate a Disability beyond the 90-day period.

            6.4 Survival. The two agreements described in Section 8 hereof and attached hereto as Schedules A and B shall survive the termination or expiration of this Agreement and Employee's employment for any reason and remain in effect in accordance with their respective terms.

      7. Severance.

            7.1 Termination of Agreement Pursuant to Section 6.1(c) or 6.2(c). If the Employee terminates his employment for Good Reason pursuant to Section 6.1(c), or the Company terminates Employee's employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, the Company will pay to Employee the following severance: (i) eighteen (18) months of Employee's then current Base Salary, six months of which will be paid up front in a lump sum, and the balance to be paid over the eighteen month period in accordance with the Company's then current payroll practices; (ii) any accrued but unpaid bonuses as of the termination date; (iii) up to twelve (12) months of COBRA premium payments if Employee elects to continue medical insurance coverage in accordance with the provisions of COBRA; and (iv) the purchase of an outplacement consulting package for Employee, up to a maximum value of Fifteen Thousand Dollars ($15,000), which shall be selected at the discretion of the Employee. If Employee elects COBRA coverage in a timely manner, the Company shall pay the monthly premium payments until the earlier of:
(x) twelve months from the date of termination; (y) the date Employee obtains new employment; or (z) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA. Thereafter, medical insurance coverage shall be continued only to the extent required by COBRA and only to the extent Employee timely pays the premium payments himself.

            7.2 Expiration of Agreement Pursuant to Section 6.2(d). If the Employee's employment expires pursuant to Section 6.2(d), subject to the conditions described in Section 7.3 below, the Company will pay to Employee the following severance: (i) an aggregate amount of six (6) months of Employee's then current Base Salary, payable in equal installments over a period of twelve
(12) months in accordance with the Company's then current payroll practices; and
(ii) any accrued but unpaid bonuses as of the termination date.


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            7.3 Conditions Precedent to Payment of Severance. The Company's
obligations to Employee described in Sections 7.1 and 7.2 are contingent on Employee's delivery to the Company of his written waiver and release of all claims he may have against the Company and its affiliates, directors, officers, employees and agents on the date of the termination of his employment with the Company.

            7.4 No Severance Benefits. Employee is not entitled to any severance benefits if this Agreement is terminated pursuant to Sections 6.1(a) or 6.2(a) of this Agreement; provided however, Employee shall be entitled to (i) Base Salary prorated through the effective date of such termination; (ii) Bonuses for which the payment date occurs prior to the effective date of such termination; and (iii) medical coverage and other benefits required by law and plans (as provided in Section 7.7, below).

            7.5 Death or Disability Benefit.

            (a) Life Insurance. The Company agrees to purchase a term life insurance policy on the life of the Employee for an amount equal to one and one half (1 1/2) times the Employee's Base Salary (rounded up to the nearest $50,000 increment) as of the Commencement Date in which the Employee may designate the beneficiary of his choice. In the event of the termination of Employee's employment pursuant to Sections 6.1(c) or 6.2(c), the Company shall be required to transfer or assign to Employee any life insurance policies held, owned or maintained by the Company on the life of Employee; provided however, such transfer or assignment is permitted by the applicable policy and/or plan and further that any premiums owed or due subsequent to the termination of Employee's employment shall be the responsibility of Employee. If the policy cannot be transferred or assigned to Employee, or if Employee's employment terminates pursuant to Sections 2, 6.1(a), 6.2(a), 6.2(d) or 6.3, the Company shall have no obligation to make further premium payments.

            (b) Disability Insurance. The Company agrees to purchase a long-term disability ("LTD") insurance policy in Employee's name that would provide coverage during the term of this Agreement. Subject to the eligibility requirements of any such policy, the LTD policy will provide coverage of up to sixty (60) percent of employee's Base Salary during the period of a covered disability. The Company's obligation to pay the LTD insurance premiums on Employee's behalf shall cease upon Employee's termination for any reason or upon the expiration of this Agreement pursuant to Sections 2 and/or 6.2(d).

            7.7 Required by Law and Plans; PTO. In the event of the termination of Employee's employment, Employee will be entitled to medical and other insurance coverage, if any, as is required by law and, to the extent not inconsistent with this Agreement, to receive such additional benefits as Employee may be entitled under the express terms of applicable benefit plans (other than bonus or severance plans) of the Company, its subsidiaries and affiliates. Further, Employee will be entitled to receive Base Salary pro rated to equal the number of PTO days for the current year that Employee accrued but did not use at the time of termination.


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      8. Other Agreements. Simultaneously with the execution of this Agreement,
Employee will sign the Employee Agreement with Respect to Confidential Information, Invention Assignment and Arbitration attached hereto as Schedule A, and the Noncompetition and Nonsolicitation Agreement, attached hereto as Schedule B.

      9. Amendment. No amendment, modification or waiver of any provisions of this Agreement or consent to any departure thereof shall be effective unless in writing signed by the party against whom it is sought to be enforced.

      10. Entire Agreement. This Agreement, including the agreements attached hereto as Schedules A and B, contains the entire Agreement that exists between Employee and the Company with respect to the subjects herein contained and replaces and supercedes all prior agreements, oral or written, between the Company and Employee with respect to the subjects herein contained, except any prior stock option plans or agreements between Employee and the Company, as may be amended thereto and hereby, which shall remain in full force and effect in accordance with their respective terms.

      11. Severability. If any provision of this Agreement is held for any reason to be unenforceable, the remainder of this Agreement shall remain in full force and effect. Each section is intended to be a severable and independent section within this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

      12. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      13. Governing Law. This Agreement is made in the State of Wisconsin and Employee acknowledges that he is employed in and works in the State of Wisconsin. This Agreement, and the relationship between the parties, shall be governed by and construed in accordance with the laws of Wisconsin without giving effect to the principles of conflicts of laws of such state.

      14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      15. Arbitration. Unless other arrangements are agreed to by Employee and the Company, in writing, any disputes arising under or in connection with this Agreement or the parties' relationship, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, will be resolved by binding arbitration to be conducted pursuant to


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the Agreement for Arbitration Procedure of Certain Employment Disputes attached as Exhibit D to Schedule A hereof. The parties agree that the arbitration of any disputes shall take place in Madison, Wisconsin.

      16. Notices. All notices and all other communications provided for in this Agreement shall be in writing and shall be considered duly given upon personal delivery, delivery by nationally reputable overnight courier, or on the third business day after mailing from within the United States by first class certified or registered mail, return receipt requested, postage prepaid, all addressed as follows:

            If to Employee:           Lance Fors

            If to the Company:        Third Wave Technologies, Inc.
                                      502 South Rosa Road
                                      Madison, Wisconsin 53719-1256
                                      Attn: John Comerford

Any party may change its address by furnishing notice of its new address to the other party in writing in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

      The parties hereto have executed this Employment Agreement as of the date first written above.

                                      /s/ Lance Fors
                                      ------------------------------------------
                                      Lance Fors ("Employee")

                                      THIRD WAVE TECHNOLOGIES, INC. ("Company")

                                      By:      /s/ Lance Fors
                                               ---------------------------------
                                      Title:   Chairman and CEO